CUSIP No. 579793100                   13G                            Page 1 of 5

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                  TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)


                 McCormick & Schmick's Seafood Restaurants, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    579793100
                                 (CUSIP Number)

                                  July 20, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is Filed:

      [ ] Rule 13d-1(b)
      [ ] Rule 13d-1(c)
      [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision of the Act (however, see the Notes).

CUSIP No. 579793100                   13G                            Page 2 of 5

1.
         NAME OF REPORTING PERSONS
         IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


         Bruckmann, Rosser, Sherrill & Co. II, L.P.

         13-4060755
2.
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

         (a)
         (b)X
--------------------------------------------------------------------------------
3.
         SEC USE ONLY

--------------------------------------------------------------------------------
4.
         CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                      5.     SOLE VOTING POWER
     NUMBER OF
       SHARES                3,176,249
    BENEFICIALLY    ------------------------------------------------------------
      OWNED BY        6.     SHARED VOTING POWER
        EACH
     REPORTING               0
       PERSON       ------------------------------------------------------------
        WITH          7.     SOLE DISPOSITIVE POWER

                             3,176,249
                    ------------------------------------------------------------
                      8.     SHARED DISPOSITIVE POWER

                             0
--------------------------------------------------------------------------------
9.
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,176,249
--------------------------------------------------------------------------------
10.
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
11.
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         23.0%
--------------------------------------------------------------------------------
12.
         TYPE OF REPORTING PERSON (See Instructions)

         PN
--------------------------------------------------------------------------------

CUSIP No. 579793100                   13G                            Page 3 of 5


Item 1.    (a)     The name of the issuer is:


                   McCormick & Schmick's Seafood Restaurants, Inc.

           (b)     The principal executive office of the issuer is:


                   720 SW Washington Street, Suite 550
                   Portland, Oregon 97205

Item 2.    (a)     The names of the persons filing this statement are:


                   Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRS II L.P.")

           (b)     Address of principal business office of persons filing:


                   126 East 56th Street
                   29th Floor
                   New York, NY 10022

           (c)     Citizenship:


                   See Item 4 of the cover sheet.

           (d)     Title of Class of Securities:


                   This Statement relates to shares of the common stock of the Issuer (the Stock).

           (e)     The CUSIP number of the Stock is:

                   579793100

Item 3. If this Statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check the status of the person filing:

                   Not Applicable


Item 4.            Ownership


                   See Items 5-9 and 11 on the cover page.


                   BRS II LP is the direct owner of 3,176,249 shares of Common Stock.

Item 5.            Ownership of five percent or less of a Class


                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following
                   [ ].

Item 6. Ownership of More than five percent on behalf of another person

CUSIP No. 579793100                   13G                            Page 4 of 5

                   Not applicable


Item 7. Identification and Classification of the Subsidiary which acquired the security being reported on by the parent holding company:

                   Not Applicable

Item 8.            Identification and Classification of Members of the Group:


                   Not Applicable

Item 9.            Notice of Dissolution of Group:


                   Not Applicable

Item 10.           Certification

                   Not Applicable to filings pursuant to Rule 13d-1(d).

CUSIP No. 579793100                   13G                            Page 5 of 5

                                    SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.



                                      Bruckmann, Rosser, Sherrill & Co. II, L.P.
                                      By: BRSE LLC, Its general partner

Dated:  February 8, 2005

                                      By:   /s/ Paul Kaminski
                                         ---------------------------------------
                                      Name: Paul Kaminski
                                      Title: Member